EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), made as of this 13th  day of December, 2011, between Iron Eagle Group, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Edward English, a New Jersey resident (the "Executive").

BACKGROUND

WHEREAS, the Company is engaged in the business of owning, operating and managing construction and construction-related companies (the “Business”).

WHEREAS, the Company desires to hire Executive and Executive desires to work for the Company upon the terms and conditions hereinafter set forth.

WHEREAS, this Agreement contains the entire understanding of the employment arrangement with the Company and supersedes all discussions, proposals or prior agreements, written or oral, and all other communications relating to the subject matter hereinafter set forth.

WHEREAS, the provisions set out in this Agreement are to be interpreted fairly between Executive and Company and not in favor or against either party.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Definitions.

a. Cause. For purposes of this Agreement, "Cause" with respect to the termination by the Company of the Executive's employment, shall mean:

(i) failure by the Executive to perform his duties for the Company under this Agreement or to perform the directives of the Board of Directors of the Company (the "Board") which, if capable of being cured, remains uncured for more than thirty (30) days after written notice from the Board specifying such failure;

(ii) misconduct by the Executive which causes material injury to the Company;

(iii) a material breach or violation by the Executive of any provision of this Agreement which, if capable of being cured, remains uncured for more than thirty (30) days after written notice specifying such violation or breach is given to Executive;

(iv) conviction of, or a plea of guilty or nolo contendre to, a felony or other crime involving moral turpitude, embezzlement, fraud or dishonesty (other than a traffic violation);

(v) habitual alcohol abuse or drug abuse (provided such condition is confirmed by a licensed physician retained by the Company); or

(vi) unexplained absenteeism in excess of that which is permitted in Section 5(d) of this Agreement (other than for illness), after a warning (with respect to substance abuse or absenteeism only) in writing from the Board to refrain from such behavior, and the passage of thirty (30) days from the date of such warning.

b. Good Reason. When used with reference to a voluntary termination by Executive of his employment with the Company, "Good Reason" shall mean any of the following, if taken without Executive's express written consent:

(1) a reduction by the Company in the Executive's compensation (including deferred salary) to an amount less than the Executive's compensation as expressed in Section 4;

(2) the Executive is demoted by means of a substantial reduction, in authority, responsibilities or duties usually consistent with the position described in Section 1 hereof;

(3) the Executive’s duties or responsibilities are increased beyond those described in Section 1 hereof; or

(4) the Company shall fail to complete the public/private funding/financing of the acquisition of Tru-Val Electric Corp. (as presently constituted, and as such transaction may be amended from time to time) (the “Tru-Val Funding”) by July 31, 2012.

c. Term. This Agreement shall start on December 13th, 2011 (“Start Date”) and shall terminate on September 30, 2015 (the “Term”), unless sooner terminated in accordance with the provisions hereof.

2. Position.

a. Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties consistent with those performed by a chief executive officer, including general supervision over the business and affairs of the Company and each of its subsidiaries and divisions; carrying out the policies established by the Board of Directors of the Company; creating executive strategy, targeting, supervising the conduct of due diligence, and executing the acquisition of companies that fit the Company’s business model. The Executive will report to the Board of Directors of the Company (“Board”). The Executive shall devote so much of his time, energy and attention to the business of the Company as shall be necessary to fully discharge his duties and responsibilities as defined herein, and shall not, during the Term, be engaged in any other activity that may interfere in any respect with the performance of the Executive's duties.  As part of Executive’s duties, Executive agrees to report to the Board on a quarterly basis, either in person or by teleconference, to review the Company’s progress, direction, strategy and performance.  The Executive shall also be nominated as a Director to the Board with duties consistent with those of a public company director.

b. Company Policies. Executive agrees to comply with all Company policies and procedures in effect as of the Start Date as well as any reasonable modifications and/or reasonable additions to those policies and procedures.  The parties understand however, that if there is a conflict between any policy or procedure with any provision contained in this Agreement, the provisions contained in this Agreement shall prevail and govern the rights and obligations of the parties hereto.

4. Compensation.

a.

Accrued Compensation. Notwithstanding anything else in the Agreement, the Executive and Company agree that Executive’s compensation, severance, auto allowance, and /or other benefits will accrue from the Start Date until the Company closes the acquisition of Tru-Val Electric Corporation, a New York corporation and completes the Tru-Val Funding.  In the event Executive terminates this Agreement in accordance with the provisions of Section 1(b)(4) then, and in such event, the Company shall have no obligation to make any payment to the Executive, whether compensation, severance, auto allowance, and/or other benefits defined in this Agreement, by whatever term defined.

b.

Signing Bonus. The Company will pay Executive a signing bonus in cash of Sixty Thousand ($60,000.00)  Dollars.

 c.

Base Compensation. The Company will pay Executive an annual gross base salary (“Base Compensation”) in cash as per the following schedule, which shall be payable at least semi-monthly:

(i) Start Date through December 31, 2012: Two Hundred Fifty Thousand ($250,000.00) Dollars;

(ii) January 1, 2012 through December 31, 2013: Three Hundred Thousand ($300,000.00) Dollars;

(iii) January 1, 2013 through December 31, 2014: Three Hundred Fifty Thousand ($350,000.00) Dollars; and

(iv) January 1, 2014 through September 14, 2015: Four Hundred Thousand ($400,000.00) Dollars.

d.

Guaranteed Annual Bonus Pool Compensation. Commencing April 1st and ending March 31st each year during the Term (each, an “Anniversary Year”), the Company shall pay to the Executive (not later than ninety (90) days next following the expiration of each Anniversary Year) fifty (50%) percent of the “Bonus Pool”, which such Bonus Pool shall equal ten (10%) percent of the consolidated pre-tax income of the Company earned in the Anniversary Year then ending (before deduction for any payment from such Bonus Pool.  Executive’s Guarantee Annual Bonus Pool Compensation shall not exceed Five Hundred Thousand ($500,000.00) Dollars without the approval of the Board, voting to the exclusion of the Executive, who shall not be entitled to vote thereon.

e.

Additional Bonuses.  In addition to the Annual Bonus Pool Compensation, the Company shall pay to Executive a completion bonus on the closing of the Tru-Val Funding in the amount of Two Hundred Fifty Thousand ($250,000.00) Dollars.  In addition thereto, the Company shall pay to the Executive such additional bonuses (payable in cash and/or shares of common stock of the Company) at such time(s), in such amount and upon such terms as shall be determined in the sole discretion of the Compensation Committee of the Board and ratified by the Board (with the Executive abstaining from any such vote).

f.

Equity.  Effective as of the Start Date, Executive shall be granted restricted common stock of the Company, such that Executive shall own fifteen (15%) percent of the total issued and outstanding stock of the Company. For a period of three (3) months after the start of this agreement, no material dilution thereof may occur without the Executive’s prior written consent.  Thereafter, material dilution of Executive’s equity may occur only in the event, and to the extent, of the dilution of the equity interests of all other shareholders of the Company existing as of the date of the proposed material dilution.  This stock shall vest over a twenty (24) month period, on a straight line basis (i.e., 1/24 per month).

g.

Incentive Stock Options.  The Executive shall be entitled to participate in such stock options or incentive stock compensation as shall be established from time to time by the Board.  The time, amount and grant of Options shall be in the sole discretion of the Board based upon Executive’s performance on an annual basis.

5. Expenses and Fringe Benefits.

a. Expenses. During the Term, the Company shall reimburse the Executive for all ordinary and necessary business expenses reasonably incurred by him with respect to the business of the Company and submitted to the Company (with appropriate supporting documentation) for reimbursement in accordance with the reasonable policies established from time to time by the Board.

b. Auto Allowance. The Executive shall be entitled to a monthly auto allowance of $1,000.00 , which includes all auto expenses, including, but not limited to, lease, ownership, and/or insurance, but excluding fuel costs, which shall be recoverable by Executive pursuant to Section 5(a) hereof.

c. Other Benefits. During the Term, the Executive also shall be entitled to participate in or receive health and other benefits under insurance and other Executive benefit plans of the Company which are generally available to its Executives.

d. Vacation. The Executive shall be entitled to six (6)  weeks paid vacation, as well as five (5) personal/sick days, used as necessary Vacation may not be taken for more than two (2) consecutive weeks.

6. Termination for Cause. The Company shall have the right to terminate the Executive for Cause, upon written notice to him of the termination which notice shall specify the reasons for the termination and the date of termination. In the event of termination for Cause, the Executive shall not be entitled to any further benefits under this Agreement, other than anything previously earned or accrued.  For purposes of this Agreement, the "date of termination", with respect to termination for Cause, shall mean the date set forth in the notice of termination.

7. Disability. During the Term, if the Executive becomes permanently disabled, or is unable to perform his duties hereunder for four (4) consecutive months, in each case as determined by the Board in its reasonable discretion, the Company may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability insurance policy which the Company may have obtained generally for the benefit of its Executives.

8. Death Benefits. The Executive's employment arrangement hereunder shall terminate upon his death. Upon the Executive's death, the beneficiaries designated by the Executive shall be entitled to the death benefits of any life insurance policy for the Executive (not including any "key man" life insurance policy, the benefits of which are payable to the Company) paid for by the Company, but his estate shall receive unpaid Base Compensation through September 14, 2015, and any other compensation previously earned or accrued as of the date of Executive’s death.

9. Termination Without Cause or Resignation for Good Reason. The Company may terminate the Executive without Cause during the Term after providing thirty (30) days prior written notice to the Executive.  In addition, Executive may resign for Good Reason during the Term upon thirty (30) days prior written notice (the "Resignation Notice") to the Company specifying the Good Reason, provided, however, the Resignation Notice must be preceded by a written warning ("Warning Notice") from the Executive to the Company sent thirty (30) days prior to the Resignation Notice, stating that Good Reason exists and specifying the Good Reason. After the date of the Executive's Warning Notice, the Company may cure the Good Reason within thirty (30) days and, if it elects to do so, shall so notify the Executive promptly.

If the (i) Company terminates the Executive's employment arrangement during the Term without Cause, or (ii) Executive resigns for Good Reason, the Company shall pay Executive a lump sum ("Lump Sum Payment") equal to (x) one (1) year Base Compensation, if this Agreement is terminated on or after the Start Date, and before September 14, 2013, (y) eighteen (18) months Base Compensation, if this Agreement is terminated on or after September 15, 2013, and before the end of the Term, together with, in either event (i.e., “(x)” or “(y)”), (z) any other compensation previously earned or accrued

As a condition to the receipt of the Lump Sum Payment, the Executive and the Company must first each execute and deliver to the other party a bilateral, mutual agreeable, release releasing the Executive, the Company and its affiliates, and the officers, managers, employees, Executives and agents of the Company and its affiliates, from any and all claims and from any and all causes of action of any kind or character that the Executive or Company may have arising out of the Executive's employment arrangement with the Company or the termination of such employment arrangement, excepting, however, any liability which Executive may have which is covered under any policy of directors’ and officers’ liability insurance secured by the Company.

10. Resignation Without Good Reason. In the event that the Executive resigns from the Company at any time during the Term without Good Reason, the Executive shall not be entitled to any compensation (however defined or termed) following the effective date of such resignation, except that which has already accrued.

11. Non-Disclosure/Non-Compete.

a. Non-Disclosure of Confidential Information. Except in the course of the discharge by Executive of his duties and obligations hereunder, Executive shall not, at any time during the Term, and for a period of two (2) years following the expiration of the Term, directly or indirectly use for his own benefit or purpose, or disclose to a third party or use for the benefit or purpose of any person or entity other than the Company, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Executive acknowledges that confidential information includes, among other things, information regarding sales, costs, customers, employees, executives, products, services, apparatus, equipment, processes, formulas, marketing, or the organization, business or finances of the Company. The Company and the Executive agree that as between them, all of the confidential information constitutes important and material trade secrets of the Company and affects the successful conduct of the Company's business and its goodwill, and that any breach of any term of this section is a material breach of this Agreement.

b. Ownership of Competitive Businesses. While acting as an executive for the Company, with the exception of the stock ownership in the Company, Executive may own, directly or indirectly, solely as an investment, up to five percent (5%) of any class of Publicly Traded Securities of any firm or entity which owns a competitive business.  For the purposes of this Agreement, the term "Publicly Traded Securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

c. Non-Competition.  Employee agrees that during the Term, and for a period of twenty-four (24) months following the date of this Agreement, and twelve (12) months following cessation of employment for any reason, whichever is later, Employee will not compete with the Company by performing activities (of the type performed by Employee for the Company) for either direct competitors of the Company or companies in which the Company has had acquisition discussions.  In the event Executive terminates this Agreement in accordance with the provisions of Section 1(b)(4) then, and in such event, the provisions of this Section 11(c) shall not apply, shall be null and void and of no force or effect whatsoever.

d. Non-Solicitation. The parties agree that the Company, its employees, consultants, clients, customers and vendors are valuable assets and are difficult to replace.  During the Term, and for a period of one (1) year after the end of the Term (by termination or expiration, as applicable), Employee shall not, directly or indirectly (i) encourage any employee, vendor, or customer of the Company, its parent or affiliates, to discontinue their/its relationship with the Company, or (ii) solicit the services of any employee of the Company, its parent or affiliates.

e. Non-disparagement. The Parties acknowledge the importance of maintaining the privacy of Company and all individuals who have, will have or have had any relationship with such organization as a current or former executive, independent contractor, officer or director or manager of such entities (the “Privacy Group”).  For a period of twenty-four (24) months after Termination, Executive and Company will not disparage the Executive or the Privacy Group in connection with interviews, books and articles appearing in media, or participation on a reality television show where any details other than the length of Executive’s employment arrangement and job title are discussed. Moreover, the parties agree that the limitations and restrictions contained in this subparagraph 11(e) are part of the bargained-for exchange and are reflected in the consideration of the parties to this Agreement.

f. Survival. This Section 11 shall survive the end of this Agreement, by termination or expiration, as appropriate.

12. GOVERNING LAW. THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

13. Entire Agreement. This Agreement supersedes all other prior agreements and understandings with respect to the matters covered hereby.

14. No Oral Amendment. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

15. Successors; Assignment. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the assets or stock of the Company, as well as to the surviving entity in any merger between the Company and another entity or entities. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive's legal representatives, executors or administrators.

16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.  It shall not be necessary in making proof of this Agreement to produce or account for more than one (1) such counterpart.

17. Modifications.  No modification or alteration of any part of this Agreement will be effective unless it is made in writing and signed by the Executive and the chairman of the Board.  The provisions of this Agreement are binding on all assigns and successors in interest.

18. Dispute Resolution.

a. Subject to the exceptions noted in this Section 18, if Company and Executive are unable to resolve any dispute relating to this Agreement on their own, both parties agree to resolve the dispute in final and binding arbitration in front of one (1) arbitrator who is an expert in areas relating to such dispute from the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with their then current employment arbitration rules.  The venue for the arbitration shall be New York, New York.

b. Excluding any delay caused by JAMS, any arbitration contemplated must be completed within ninety (90) days from the date of filing of the arbitration demand with JAMS.  The arbitration hearing must be completed within a single day and the arbitrator must provide a written opinion specifying the reasons for the decision in writing within ten (10) business days of conclusion of the arbitration hearing, if possible.

c. This provision is self-executing.  In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by virtue of such failure to appear.  Any arbitration award shall be enforceable by any court of competent jurisdiction.

d. Notwithstanding the foregoing, any claim relating to the validity of any Confidential Information or any other proprietary technology or intellectual property shall not be determined by arbitration, but only by a state court of competent jurisdiction in New York, New York.  The parties further agree that injunctive relief is available to either party for any breach of the obligations under this Agreement which (i) relates to proprietary rights or Confidential Information, (ii) is otherwise not subject to remedy by monetary damages, and (iii) will cause irreparable harm, in addition to all other remedies provided in this Agreement, available at law, or in equity.

e. Any claim hereunder not submitted within one (1) year following the expiration of this Agreement, by termination or otherwise, shall be null and void.

f. This Paragraph 18 shall survive the expiration of this Agreement, by termination or otherwise.

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IN WITNESS WHEREOF, the parties have the authority and have caused this Agreement to be executed as of the day and year first written above.

Executive:

By :

Name:

Edward English

Company:

Iron Eagle Group, Inc.

By:

Name:  Jason M. Shapiro

Title:  Chief Financial Officer

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